Red Robin Reports Preliminary Revenue Results for the Fiscal Second Quarter of 2018

GREENWOOD VILLAGE, Colo.-- (BUSINESS WIRE) August 1, 2018 -- Red Robin Gourmet Burgers, Inc., (NASDAQ:RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced preliminary, unaudited results for its fiscal second quarter ended July 15, 2018.

The Company expects to report the following financial results for the fiscal second quarter 2018:

•	Total revenues of approximately $315.4 million

•	Comparable restaurant revenue decrease of 2.6%

•	Comparable guest count decrease of 0.7%, which represents a 160 basis point outperformance on guest traffic vs. the casual dining sector according to Black Box Intelligence

•
GAAP loss per diluted share of $0.14, driven by $0.54 in asset impairment charges, $0.06 in reorganization and other charges, as well as higher food costs and other operating expenses, offset by continued favorability in labor productivity and income tax expense

•	Adjusted earnings per diluted share of $0.46, excluding the asset impairment, reorganization and other charges outlined above.

The above results are preliminary and subject to quarter-end closing adjustments. The Company plans to report fiscal second quarter 2018 results on August 21, 2018.

“We are disappointed with our performance in the second quarter. Consistent with our commitment to providing timely disclosure and transparency, we are announcing preliminary results for our second quarter today because they are significantly lower than expected. While we remain confident in the strategy that we have in place to address the shifts going on within casual dining, we simply didn’t execute as well as we should have,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc., chief executive officer. “We continue to make progress on driving off-premise traffic growth and differentiation through everyday affordability. However, we have yet to see the needed lift in dine-in traffic to offset the lower check average associated with the higher mix of our Tavern Double Menu.”

“We have opportunities to improve our service execution, which has been impacted by the growing complexity of the multiple revenue streams within our four walls. We must also refresh our marketing message and move quickly on the digital guest experience. We will share more insights about these shortfalls, and our plans to address them, on our upcoming earnings call,” said Ms. Post.

For the full year 2018, the Company expects total revenues to range from $1.350 billion to $1.365 billion, including a comparable restaurant revenue decrease of 1.0% to 2.0% and earnings per diluted share to range from $1.80 to $2.20.

Second Quarter 2018 Release and Conference Call

Final results for the fiscal second quarter of 2018 will be released shortly after 4:00 p.m. ET on Tuesday, August 21, 2018. The Company will also host an investor conference call to discuss its second quarter 2018 results at 5:00 p.m. ET that same day. The conference call can be accessed live over the phone by dialing (888) 254-3590, or for international callers (323) 994-2093. A replay will be available from two hours after the end of the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 2893335. The replay will be available through Tuesday, August 28, 2018.

The call will be webcast live from the Company's website at www.redrobin.com under the investor relations section.

Forward-Looking Statements

Forward-looking statements in this press release regarding the Company’s financial results, including anticipated revenues, comparable restaurant revenues, comparable guest count, earnings per share, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of

1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s affordability initiatives to drive traffic and sales; the effectiveness of our marketing strategies and promotions to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants, service improvements, and other initiatives; the ability to increase to-go and other off-premise offerings; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of the Company's business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB):

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. At Red Robin, burgers are more than just something guests eat; they're a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. It's now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering pickups through Yummm2Go. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram and Twitter.

For investor relations questions contact:
PJ Adler
Red Robin Investor Relations
303-846-5040
investor@redrobin.com